Exhibit 99.1

For Immediate Release
Contact:	Thomas F. Hoffman
(412) 831-4060

CONSOL Energy Clarifying Statement on Guidance

PITTSBURGH (October 27, 2005) – CONSOL Energy previously disclosed its intention to use the $420 million in proceeds from the sale of a portion of CNX Gas Corporation to accelerate certain capital projects and possibly to consider acquisitions. The guidance issued today regarding capital expenditures for 2006 and 2007 reflects previously disclosed capital expenditures guidance plus additional expenditures that the company may make. The company did not adjust previous production and DD&A guidance to reflect the impact of the discretionary additional expenditures. The company expects to make that adjustment in January 2006 after a final capital budget and long range plan are approved. The additional capital ($192 million in 2006 and $363 million in 2007) included in today’s release is to be understood as discretionary.

President and Chief Executive Officer J. Brett Harvey said, with the exception of capital required to maintain production, that the decision to spend capital on mining projects is balanced against other uses of the cash such as acquisitions, increases in the dividend, or the repurchase of the company’s common stock based upon the best use of available funds. He noted that current market fundamentals for coal and gas are strong and that investments in efficiency or expansion projects are expected to produce favorable rates of return.

CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.